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                                                                       EXHIBIT 6

                          STOCKHOLDER VOTING AGREEMENT

         STOCKHOLDER VOTING AGREEMENT, dated as of April 8, 2003 between Psychiatric Solutions, Inc., a Delaware corporation ("Acquiror"), and each of Paul J. Ramsay ("Ramsay"), Ramsay Holdings HSA Limited ("HSA"), Paul Ramsay Holdings Pty. Limited ("Holdings") and Paul Ramsay Hospitals Pty. Limited ("Hospitals") (Ramsay, HSA, Holdings and Hospitals being, collectively, the "Stockholder").

         WHEREAS, Acquiror, Acquiror's wholly owned subsidiary, PSI Acquisition Sub, Inc., a Delaware corporation (the "Subsidiary"), and Ramsay Youth Services, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), which provides for the merger of the Subsidiary with the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

         WHEREAS, Stockholder is the beneficial owner of approximately 59.4% of the outstanding common stock, par value $.01 per share, of the Company (the "Company Common Stock").

         WHEREAS, as a condition to the willingness of Acquiror and the Subsidiary to enter into the Merger Agreement, Stockholder has agreed to vote all of the shares of Company Common Stock owned by Stockholder as of the date hereof and any shares acquired by Stockholder after the date hereof (including any shares acquired pursuant to the exercise of any options or rights to purchase, the conversion of convertible securities or otherwise) (collectively, the "Shares") as provided in this Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Agreement to Vote. Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall vote (or cause to be voted) the Shares (i) in favor of the adoption of the Merger Agreement and each of the other actions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except as specifically requested in writing by Acquiror in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; and (3) (a) any change in the majority of the board of directors of the Company; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions



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contemplated by the Merger Agreement. Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement or vote or give instructions prior to the termination of this Agreement in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

         2. Limitation. Stockholder will retain at all times the right to vote the Shares, in Stockholder's sole discretion, on all matters other than those set forth in Section 1 of this agreement which are at any time or from time to time presented for a vote to the Company's stockholders generally.

         3. Representations, Warranties and Covenants of Stockholder. Stockholder represents and warrants to, and agrees with, Acquiror that:

                  (a) this Agreement has been duly executed and delivered by Stockholder and constitutes a valid and legally binding obligation of Stockholder enforceable in accordance with its terms;

                  (b) Stockholder is not subject to or obligated under any provision of (i) any contract, (ii) any license, franchise or permit or
         (iii) any law, regulation, order judgment or decree which would be breached or violated by Stockholder's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

                  (c) no authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by Stockholder of the transactions contemplated by this Agreement;

                  (d) as of the date of this Agreement, the Shares consist of:

                           (i) 5,916 shares of Company Common Stock owned by Ramsay and 550,000 shares of Company Common Stock which may be acquired upon the exercise by Ramsay of stock options which provide for an exercise price per share which is less than $5.00 (which options are currently exercisable as to 366,666 shares);

                           (ii) 3,731,339 shares of Company Common Stock owned by Holdings;

                           (iii) 751,024 shares of Company Common Stock owned by Hospitals; and

                           (iv) 906,352 shares of Company Common Stock owned by HSA; and

                  (e) on the date hereof Stockholder has, and Stockholder will have at all times up to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, the unrestricted power to vote the Shares and the sole power to demand appraisal rights with respect to the Shares.

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         4.       Expenses. Each party will pay its or his own expenses incurred in connection with this Agreement.

         5. Capacity. The parties hereby agree that Ramsay is executing this Agreement solely in his individual capacity and in his capacity as an authorized signatory on behalf of each of HSA, Hospitals and Holdings. Nothing contained in this Agreement shall limit or otherwise affect Ramsay's conduct or exercise of his fiduciary and other duties, rights or entitlements as a director or Chairman of the Company.

         6. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Acquiror and Stockholder. No party to this Agreement may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other party, except that the rights and obligations of Acquiror hereunder may be assigned by Acquiror to any of its corporate affiliates.

         7. Notices. All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, by cable, telegram, telex or facsimile transmission, to the parties as follows:


                  If to Stockholder:   c/o Paul J. Ramsay
                                       Ramsay Health Care Ltd.
                                       154 Pacific Hwy, 9th Floor
                                       St. Leonards NSW 2065
                                       Australia

                                       With a copy to:

                                       Thomas M. Haythe, Esq.
                                       780 Third Avenue, 29th Floor
                                       New York, New York  10017
                                       Telecopy No.: (212) 319-6241

                  If to Acquiror:      Psychiatric Solutions, Inc.
                                       113 Seaboard Lane, Suite C-100
                                       Franklin, TN 37067
                                       Telecopy No.:  (615) 312-5711
                                       Attention:  Joey A. Jacobs

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         8. Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.


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         9.       Governing Law. This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

         10. Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

         12. Termination. This Agreement shall terminate on the earlier to occur of (i) the Effective Time, (ii) termination of the Merger Agreement or
(iii) at the option of the Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of this Agreement, that results in any decrease in the price to be paid per share for the shares of Company Common Stock. Upon termination, this Agreement shall forthwith become void and there shall be no liability or obligations hereunder on the part of either Acquiror or Stockholder, except to the extent of any other relief due to Acquiror under
Section 15 hereof.

         13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         14. Further Assurances. Stockholder will, upon the request of Acquiror, execute and deliver such documents and take such action reasonably deemed by Acquiror to be necessary or desirable to effectuate the purposes of this Agreement.

         15. Remedies. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity.

         16. Transfers of Shares; Limitations. Nothing in this Agreement shall be deemed to prohibit or restrict the right of Ramsay, Holdings, Hospital and HSA to transfer Shares to any corporation or entity wholly owned, directly or indirectly, by Ramsay; provided, however, that the transferee shall in each case agree in writing, as a condition of such transfer, to be bound by the provisions of this Agreement. Except as expressly contemplated by this Agreement, Stockholder will not, directly or indirectly, voluntarily: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer,


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tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


ACQUIROR:                                    STOCKHOLDER:


PSYCHIATRIC SOLUTIONS, INC.


By:
     -----------------------                 ----------------------------------
                                             PAUL J. RAMSAY
Title:
        --------------------

                                             RAMSAY HOLDINGS HSA LIMITED


                                             By:
                                                -------------------------------
                                             Title:
                                                   ----------------------------

                                             PAUL RAMSAY HOLDINGS PTY. LIMITED


                                             By:
                                                -------------------------------
                                             Title:
                                                   ----------------------------

                                             PAUL RAMSAY HOSPITALS PTY. LIMITED


                                             By:
                                                -------------------------------
                                             Title:
                                                   ----------------------------


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